UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 27, 2008

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement

On November 19, 2008, Sanmina-SCI Corporation (the “Company”) entered into a Loan, Guaranty and Security Agreement (the “Loan Agreement”), among the Company and certain of its subsidiaries as borrowers, Sanmina-SCI Systems (Canada) Inc. and SCI Brockville Corp., as Designated Canadian Guarantors, the financial institutions party thereto from time to time as lenders and Bank of America, N.A., as agent for such lenders.

The Loan Agreement provides for a $135.0 million secured asset-based revolving credit facility with a $50.0  million letter of credit sublimit.  The facility may be increased by up to $200.0 million upon obtaining additional commitments from the lenders then party to the Loan Agreement or new lenders.  The Loan Agreement expires on the earlier of (i) the date that is 90 days prior to the maturity date of the Company’s Senior Floating Rate Notes due 2010 or the Company’s 6 ¾% Senior Subordinated Notes due 2013, in each case if such notes are not repaid, redeemed, defeased, refinanced or reserved for under the borrowing base under the Loan Agreement prior to such date and (ii) November 19, 2013 (the “Maturity Date”).

Loans may be advanced under the Loan Agreement based on a borrowing base derived from specified percentages of the value of eligible accounts and eligible inventory. If at any time the aggregate principal amount of the loans outstanding plus the face amount of undrawn letters of credit under the Loan Agreement exceed the borrowing base then in effect, the Company must make a payment or post cash collateral (in the case of letters of credit) in an amount sufficient to eliminate such excess. There are currently no loans and approximately $23.7 million in letters of credit outstanding under the Loan Agreement.

Loans under the Loan Agreement bear interest, at the Company’s option, at a rate equal to the London interbank offered rate (“LIBOR”) or a base rate equal to Bank of America, N.A.’s announced prime rate, in each case plus a spread. A commitment fee accrues on any unused portion of the commitments under the Loan Agreement at a rate per annum based on usage. Principal, together with accrued and unpaid interest, is due on the Maturity Date.

The Company’s obligations under the Loan Agreement are secured by (1) all U.S. and Canadian accounts receivable, with automatic lien releases occurring at time of sale of each accounts receivable transaction pursuant to the Contribution Agreement (as defined below); (2) all U.S. and Canadian inventory and associated obligations and documents; (3) all U.S. and Canadian deposit accounts, except accounts used for collections for certain transactions; and (4)  a 65% pledge of the capital stock of our first-tier foreign subsidiaries.

The Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations.  Further, the Loan Agreement contains customary negative covenants limiting the ability of the Company under certain circumstances, among other things, to use the facility to make investments, acquisitions and certain restricted payments, and to sell assets. Upon an event of default, the lenders may declare all outstanding principal and accrued but unpaid interest under the Loan Agreement immediately due and payable. Events of default under the Loan Agreement include payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of the Company and bankruptcy events.

Credit Agreement

On November 24, 2008, Sanmina SPV LLC, a special purpose entity and wholly-owned subsidiary of the Company (“Sanmina SPV”), entered into a Credit and Security Agreement (the “Credit Agreement”), with the lenders party thereto and Deutsche Bank AG, New York Branch, as administrative agent and collateral agent.

The Credit Agreement forms the U.S. component of the Company’s global receivables program by which the Company may sell accounts receivables from its EMS customers.  The maximum face amount of accounts receivable that may be outstanding at any time under the global receivables program is $250 million.

The Credit Agreement has a term of up to two years from the date of the Credit Agreement (the “Termination Date”) and permits Sanmina SPV to obtain revolving loans from the lenders from time to time secured by accounts receivable contributed to Sanmina SPV by the Company (the “Commitments”).  Any amounts outstanding on the Termination Date must be repaid within 90 days.  The Credit Agreement is subject, among other things, to the terms of a borrowing base equal to the lesser of the commitment for the applicable tranche of loans and 95% of the uncollected value of eligible receivables for that tranche.  If at any time the aggregate amounts outstanding under a particular tranche of the Credit Agreement exceed the borrowing base then in effect for that tranche (a “Borrowing Base Deficit”), Sanmina SPV must prepay an amount sufficient to eliminate such excess.  The Company has been appointed by Sanmina SPV to administer and service the contributed accounts receivable on its behalf.

Loans under the Credit Agreement generally bear interest at a rate equal to LIBOR plus a spread. Interest on the loans is payable quarterly in arrears.  The Credit Agreement provides for a commitment fee based on the unused portion of the facility.

The Credit Agreement contains customary representations and warranties, affirmative covenants, including covenants regarding reporting requirements, compliance with applicable laws and regulations, the payment of taxes and other obligations and maintenance of trade credit insurance.  Further, the Credit Agreement contains customary negative covenants limiting the ability of Sanmina SPV, among other things, to enter into certain agreements, incur debt, grant liens, make investments, issue equity or dissolve or liquidate.

The Company has agreed to indemnify Sanmina SPV and Deutsche Bank AG, New York Branch, as Agent under the Credit Agreement, for damages resulting from certain claims, including breach of representations and warranties made by the Company or any of its officers concerning the validity or enforceability of a transferred receivable or compliance with the criteria for an eligible receivable, failure by the Company to comply with terms, provisions or covenants, failure to vest or transfer legal and equitable title to assigned receivables free and clear of liens, misdirection of collections, or payment shortfalls arising from commercial disputes, offsets, claims and defenses. There is no indemnification against the risk of non-collection of receivables caused by the insolvency or bankruptcy of the customer generating the receivables

The termination events under the Credit Agreement include payment defaults, breaches of covenants (subject to grace periods in certain instances) or representations and warranties, cross defaults with certain other indebtedness of the Company, certain bankruptcy events with respect to the Company or Sanmina SPV, a change in control of the Company, the occurrence of a material adverse effect in the business, assets, property, operations or conditions of the Company or Sanmina SPV and the existence of a Borrowing Base Deficit for more than three business days.  In such a case, the commitments under the Credit Agreement may be terminated and the amounts owed thereunder declared immediately due and payable, and the agent and the lenders will be entitled to exercise the other rights and remedies set forth in the Credit Agreement.

 Item 1.02 Termination of a Material Definitive Agreement.

On November 19, 2008, in connection with entering into the Loan Agreement, the Company terminated its Amended and Restated Credit and Guaranty Agreement, dated as of December 16, 2005 (the “Revolving Credit Agreement”), among the Company, certain of its subsidiaries, as guarantors, the lenders party thereto from time to time, Bank of America, N.A., as Initial Issuing Bank, Citicorp USA, Inc., as Syndication Agent, The Bank of Nova Scotia, Deutsche Bank Trust Company Americas and KeyBank National Association, as Co-Documentation Agents, Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Book Managers and Joint Lead Arrangers, Bank of America, N.A., as Administrative Agent, and Citibank, N.A., as Collateral Agent.  There were no loans outstanding and approximately $23.7 million in face amount of letters of credit issued under the Revolving Credit Agreement at the time of termination.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 27, 2008, the Compensation Committee of the Board of Directors of the Company approved a bonus target of 100% of base salary for Jure Sola, Chief Executive Officer of the Company, under the Sanmina-SCI FY2008 Corporate Annual G&A Short-Term Incentive Plan (the “Incentive Plan”) previously adopted by the Committee. The fiscal 2008 bonus targets for the Company’s other executive officers set by the Committee in November 2007 did not change and are as follows (targets expressed as a percentage of base salary):  Hari Pillai (President and Chief Operating Officer): 90%; David L. White (Executive Vice President and Chief Financial Officer): 90%; Dennis Young (Executive President of Worldwide Sales and Marketing): 80%; and Michael R. Tyler (Executive Vice President and General Counsel): 80%.

Actual fiscal 2008 bonuses payable under the Incentive Plan are dependent upon the Company’s and individual/divisional performance and will be reported in the proxy statement for the Company’s 2009 Annual Meeting of Stockholders expected to be filed in December 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: November 24, 2008	By:	/s/ David L. White
David L. White
Executive Vice President and Chief Financial Officer